Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Announces Upcoming VITOSS Bone Graft Substitute

Presentations Scheduled for the 2009 American College of Spine

Surgery Annual Meeting and the 2009 Global Spine Congress

For Immediate Release

Contact:	Nancy Broadbent
Senior Vice President and Chief Financial Officer Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, June 2, 2009 – Orthovita, Inc. (NASDAQ: VITA), a leading orthobiologics and biosurgery company, announced today two upcoming presentations related to its VITOSS™ Bone Graft Substitute product. These presentations are based on research conducted independently from Orthovita.

Jeffrey McConnell, M.D., of the Pennsylvania Spine and Scoliosis Institute at OAA Orthopaedic Specialists in Allentown, Pennsylvania, will present his abstract “A Comparison Of ß-TCP+BMA vs. RhBMP-2 In Anterior Lumbar Interbody Fusion: A Prospective, Randomized Trial With One And Two Year Clinical And Radiographic Outcomes,” at the 2009 Annual Meeting of the American College of Spine Surgery (ACSS) to be held in Newport Beach, California, from June 4 through 6, 2009. Dr. McConnell’s presentation is scheduled for Thursday, June 4, at 1:00 p.m., in the Laguna Sunset meeting room of the Newport Beach Marriott Hotel & Spa.

Charis Mitchell, Dr. McConnell’s research assistant, will present the data at the Global Spine Congress to be held in San Francisco, California, from June 23 through 26.

Dr. McConnell’s work is in contention for Best Abstract at both meetings.

“To my knowledge, our study represents the first direct, randomized comparison between VITOSS enriched with bone marrow aspirate and recombinant human bone morphogenic protein in anterior lumbar fusion procedures,” said Dr. McConnell. “Our results show no difference in radiological and clinical outcomes between the two groups. The data from this study can help physicians choose the best bone graft composition for an individual patient, taking both physiologic and economic factors into consideration.”

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. The orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. The biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VITOSSTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CORTOSSTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes VITAGELTM Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and VITASURE™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS, the ability of our sales force to market CORTOSS, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.